Exhibit 99

UMH PROPERTIES, INC. ANNOUNCES INCREASED STOCK REPURCHASE AUTHORIZATION TO $100 MILLION

FREEHOLD, NJ, September 22, 2025……. UMH Properties, Inc. (NYSE: UMH; TASE: UMH), announced today that the Board of Directors has authorized the Company to repurchase up to $100 million of its outstanding common stock, an increase from the Board’s previous authorization of up to $25 million of common stock repurchases. The Board of Directors initially approved a share repurchase program in 2009 and, since that time, UMH has repurchased approximately 194,000 shares of common stock at a weighted average price of $10.64 per share for a total purchase price of approximately $2.1 million. There have been no share repurchases made since 2020.

The increased share repurchase program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or by any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations.

The size, scope and timing of any purchases will be made at management’s discretion based on business, market and other conditions and factors, including price, regulatory and contractual requirements or consents, applicable securities laws, and capital availability. The repurchase program does not require the Company to acquire any particular amount of common stock, and the program may be suspended, modified or discontinued at any time at the Company’s discretion without prior notice.

The Company’s September 2024 common stock at-the-market sale program (“ATM program”) remains in place (as does its March 2025 preferred stock at-the-market program (“Preferred Stock ATM program”)); however, common shares are not being issued under the common stock ATM program at this time. The Company retains the right to use the ATM program and/or the Preferred Stock ATM program in the future based on market conditions.

Samuel A. Landy, President and Chief Executive Officer stated, “The Board’s decision to increase our share repurchase program capacity to $100 million reflects our strong conviction in the intrinsic value of our stock and the strength of our operations and balance sheet. We are committed to driving strong shareholder returns while returning capital to shareholders. We will monitor the market to determine the appropriate time to utilize the common stock repurchase program.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 144 manufactured home communities, containing approximately 26,800 developed homesites, of which 10,600 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 144 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

Contact:	Nelli Madden
732-577-4062

# # # # #

A NYSE Company: Symbol - UMH

since 1968